JPMORGAN DISTRIBUTION SERVICES, INC.

JPMORGAN INSURANCE TRUST DISTRIBUTION FEE AGREEMENT

THIS AGREEMENT is made as of the 21st day of August, 2015 by and between JPMorgan Distribution Services, Inc. (“JPMDS”), and Prudential Annuities Distributors, Inc. (the “Distributor”).

WHEREAS, the Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey (referred to collectively in this Agreement as, the “Company”) and the JPMorgan Insurance Trust (the “Trust”) have each entered into a Fund Participation Agreement (“Participation Agreement”) in order for certain separate accounts of the Company (“Separate Accounts”) to purchase Class 2 shares (“Shares”) of certain portfolios of the Trust (each, a “Portfolio”; collectively, the “Portfolios”) listed in Exhibit A.

WHEREAS, The Portfolios will serve as investment vehicles under the variable annuity contracts offered by the Company listed in Exhibit A, which may be amended from time to time (“Contracts”).

WHEREAS, the distribution of Contracts pursuant to this Agreement will take place primarily through selling agreements between Distributor and certain affiliated and non-affiliated broker-dealers (“Members”) for distribution of the Contracts through the Members’ registered representatives (“Member Agreements”); and

WHEREAS, JPMDS as the distributor of the Trust, recognizes that the Distributor as the registered broker-dealer distributing the Contracts will provide distribution services valuable to the Portfolios in the course of soliciting applications for the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Distributor and JPMDS agree as follows:

A.	Distributor.

1.	Status of Distributor.

Distributor represents and warrants to JPMDS:

(a)	That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934 (“Exchange Act”); that it is registered with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Exchange Act; that it is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or, in the alternative, that it is a foreign dealer not eligible for membership in the FINRA but nevertheless agrees to abide by all the rules and regulations of the SEC and the FINRA which are binding upon underwriters and dealers in the distribution of securities of open-end investment companies; and that, during the term of this Agreement, it will abide by all of the rules and regulations of the FINRA including, without limitation, the FINRA Conduct Rules. Distributor agrees to notify JPMDS immediately in the event of (1) its expulsion or suspension from the FINRA or (3) its being found to have violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Distributor’s expulsion from the FINRA will automatically terminate this Agreement immediately without notice. Suspension of Distributor from the FINRA for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon JPMDS’ written notice of termination to Distributor; or

(b)	That Distributor’s receipt of fees hereunder is legal and valid, and does not violate any statute, regulation, rule, order or judgment binding on it, or any agreement binding on it or affecting its property;

(c)	That each agreement with a Member and the terms thereunder is legal and valid, and does not violate any statute, regulation, rule, order or judgment, and that Distributor will exercise diligence and use good faith in the selection, use and monitoring of Members.

(d)	That Distributor is registered with the appropriate securities authorities in all states, territories and jurisdictions in which its activities make such registration necessary; and

(e)	That if it plans to participate in the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement Entry and Registration Verification system (“Fund/SERV”), and/or the NSCC’s Networking system (“Networking”), Distributor is a member of the NSCC or otherwise has access to Fund/SERV and it has executed and filed with the NSCC the standard Networking agreement.

2.	Distributor Acts as Contract Underwriter.

The parties agree that in performing its services under this Agreement:

(a)	Company is acting as agent for the Contract owners;

(b)	Each transaction reflects solely orders of the Contract owners;

(c)	As between Distributor and the Contract owner, the Contract owner will have full beneficial ownership of all Shares; and

(d)	Each transaction shall be for the Separate Accounts and not for Distributor’s account.

B.	Sales of Portfolio Shares.

1.	Manner of Services

Distributor will provide sales and marketing services only in accordance with the terms and conditions of this Agreement, the applicable current prospectus (“Prospectus”) and current Statement of Additional Information (“SAI”) and laws and regulations applicable to its performance under this Agreement.

2.	Execution of Orders for Purchase and Redemption of Shares.

The terms of the Participation Agreement will govern the submission and execution of orders for the purchase and redemption of Shares (“Orders”) and all such Orders will be submitted and executed under the Participation Agreement by Company. For the avoidance of doubt, neither the Distributor nor Members will be considered agents of the Portfolio for purposes of receiving purchase and redemption orders from Contract owners.

3.	Contract Owner Information

Distributor agrees to assist the Company in providing the Portfolio with any information, if maintained by Distributor, reasonably requested pursuant to Section 2.12 of the Participation Agreement.

C.	Distribution Services and Fees.

1.	Agreement to Provide Distribution Services.

JPMDS hereby appoints Distributor to furnish sales and marketing services in connection with the Contracts to Contract owners who, though the Separate Account, beneficially invest in and own Shares that pay a distribution fee under distribution plans adopted by the Portfolios pursuant to Rule 12b-1 under the Investment Company Act (“Rule 12b-1 Fees”).

2.	Asset-Based Sales Loads Payable to Distributor.

During the term of this Agreement, JPMDS will pay Distributor Rule 12b-1 Fees as set forth in the Prospectus. JPMDS may, in its sole discretion, reduce the amount of, or eliminate entirely Rule 12b-1 Fee payments. In addition, Rule 12b-1 Fees may be reduced or eliminated at any time if the distribution plans under which the fees are paid are materially amended or terminated either by the Board of the Trust or by vote of a majority of the outstanding Shares. JPMDS reserves the right not to pay Rule 12b-1 Fees to Distributor if Distributor’s 12b-1 Fee payments for a given month are deemed to be de minimis. JPMDS currently adheres to a $25.00 de minimis threshold, but reserves the right to change that threshold from time to time.

For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate pro-ration of Rule 12b-1 Fee payment on the basis of the number of days that this Agreement is in effect during the period.

Distributor’s acceptance of Rule 12b-1 Fees hereunder shall constitute its representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed each time Distributor accepts a fee hereunder) that it is authorized to receive Rule 12b-1 Fees for the distribution services it provides under this Agreement.

3.	Distribution of Contracts by Members

Distributor will require Members to:

(a)	be registered as a broker-dealer under applicable federal and state securities laws;

(b)	be a member of FINRA;

(c)	distribute the Contracts only in those jurisdictions in which the Contracts are registered or qualified for sale and only through duly licensed registered representatives of the Members who are properly appointed by Company to sell the Contracts in the applicable jurisdiction(s); and

(d)	comply with applicable federal and state laws, rules and regulations related to the distribution of the Contracts.

D.	Indemnification.

1.	Distributor shall indemnify and hold harmless JPMDS, each Portfolio, the transfer agent of the Portfolios, and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees (“JPM Parties”) from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by Distributor of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(b)	any actions or omissions of JPMDS, any Portfolio, the transfer agent of the Portfolios, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Distributor;

(c)	any willful misconduct or negligence (as measured by industry standards) of Distributor, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement; and

(d)	the negligence, willful misconduct or breach of Member Agreement of or by any Member in connection with the distribution of Contracts resulting in loss to JPM Parties, which is subject to any contractual indemnification obligations between Member(s) and Distributor under the Member Agreement; provided, however, that Distributor’s payment obligations to the JPM Parties under this section (d) shall not exceed any amounts Distributor, using its commercially reasonable efforts, is able to recover from the Member indemnifying party in respect of a JPM Party claim hereunder after Distributor recovers all amounts in connection with its claims for which it is entitled to indemnification from such Member indemnifying party.

2.	JPMDS shall indemnify and hold harmless Distributor and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by JPMDS of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(b)	any alleged untrue statement of a material fact contained in any Portfolio’s registration statement or Prospectus or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(c)	any willful misconduct or negligence (as measured by industry standards) of JPMDS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

3.	Neither JPMDS nor Distributor shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability, which the parties may otherwise have.

4.

The agreement of the parties in this Section D to indemnify each other is conditioned upon the party entitled to indemnification (Indemnified Party) giving notice to the party required to provide indemnification (Indemnifying Party) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (4) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Section. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

5.	The provisions of this Section D shall survive the termination of this Agreement.

E.	Contract Owner Names Proprietary to Distributor.

1.	All information, including “nonpublic personal information” as that term is defined in Regulation S-P, relating to Contract owners investing in Shares are and shall remain the sole property of the Portfolios and the Distributor and shall not be disclosed to or used by the Portfolios, the Distributor, JPMDS, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Portfolios or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section E shall not prohibit the Distributor, the Portfolios, JPMDS, or any of their affiliates from utilizing the names of Contract owners for any purpose if the names are obtained in any manner other than from Distributor pursuant to this Agreement.

2.	If applicable, Distributor will deliver the Portfolios’ privacy policy as required by Regulation S-P.

3.	The provisions of this Section E shall survive the termination of this Agreement

F.	Anti-Money Laundering Program.

Distributor represents that it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the reporting of any suspicious transactions in a Contract owner’s account. Distributor agrees to reasonably cooperate with JPMDS to satisfy JPMDS’ AML due diligence policies, which may include annual AML compliance certifications, as acceptable to Distributor, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Distributor will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Portfolios and/or JPMDS with any requested information about Company’s Contract owners and their Portfolio accounts in the event that the Portfolios and/or JPMDS shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

G.	Miscellaneous.

1. ERISA Assets.

To the extent Shares are purchased by Contract owners through a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), Distributor represents and warrants that it either:

(a)	is not a “fiduciary” with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or

(b)	its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

2. Use of Names.

Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Portfolios in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Distributor may identify the Funds in a listing of funds offered by Distributor.

3. Security Against Unauthorized Use of Portfolios’ Recordkeeping Systems.

Distributor agrees to provide such security as is reasonably necessary to prevent any unauthorized use of the Portfolios’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Portfolios or JPMDS, (b) a networking/data access arrangement or (c) computer hardware or software provided to Distributor by JPMDS.

4. Notices.

(a)	Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by:

(i)	personal delivery;

(ii)	postage prepaid, registered or certified United States first class mail, return receipt requested;

(iii)	overnight courier services; or

(iv)	facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein).

(b)	Unless otherwise notified in writing, all such notices shall be given or sent to the other party at the address on the signature page hereof, Attention: President.

5. Records.

Distributor will maintain all records required to be kept by state and federal law regulation or rules relating to transactions in Shares and, upon request by the Portfolios, will promptly make such records available to the Portfolios or their designee.

6. Effective Date, Amendment and Termination.

(a)	This Agreement shall become effective as of the date executed by JPMDS or as of the first date thereafter upon which Distributor executes any transaction, performs any service, or receives any payment pursuant hereto. This Agreement supersedes any other agreements between the parties with respect to the offer and sale of Shares and other matters covered herein.

(b)	This Agreement shall continue in effect, with respect to Rule 12b-1 Fees payable by each Portfolio, until the October 31st following the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of the Trust, including a majority of the members of the Board of the Trust who are not interested persons of the Portfolios cast in person at a meeting called for that purpose.

(c)	This Agreement may be amended by JPMDS from time to time by the following procedure. JPMDS will mail a copy of the amendment to Distributor’s address, as shown below. Neither this Agreement nor any amendment shall become effective until all parties have been fully executed and delivered.

(d)	Notwithstanding the foregoing, this Agreement may be terminated as follows:

(i)	at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of the Trust who are not interested persons of the Portfolios or by a vote of a majority of the outstanding voting Shares as defined in the Investment Company Act on not more than sixty (60) days’ written notice to the parties to this Agreement;

(ii)	automatically in the event of the Agreement’s assignment as defined in the Investment Company Act, upon the termination of the Distribution Agreement between a Portfolio and JPMDS, or upon the termination of the applicable distribution plan(s); and

(iii)	by any party to this Agreement without cause by giving the other party at least thirty (30) days’ written notice.

(e)	The termination of this Agreement with respect to any one Portfolio will not cause the Agreement’s termination with respect to any other Portfolio.

7. Authorization.

Distributor and JPMDS each represents to the other (i) that it has the requisite authority to enter into and perform its responsibilities under this Agreement; and (ii) that this Agreement constitutes its valid and binding obligation.

8. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York.

9. Delegation of Duties.

Either party may employ an affiliate or a third party service provider to perform any services required to enable the party to perform its functions under this Agreement. The delegating party will act in good faith in the selection, use and monitoring of affiliates and other third party service provider, and any delegation or appointment hereunder shall not relieve the delegating party of any of its obligations under this Agreement. The delegating party agrees that it remains liable to the other party for an affiliate’s or third party service provider’s compliance with this Agreement, applicable law, regulations and requirements to the same extent as if the delegating party itself had acted or failed to act instead of the affiliate or third party service provider.

JPMORGAN DISTRIBUTION SERVICES, INC.	FINRA CRD Number: 104234
Street Address:
460 Polaris Parkway, OH1-1235
Columbus, Ohio 43082
Phone: (614) 901-1250
Fax: (614) 213-6324

By:	/s/ Susan Montgomery

Name:	Susan Montgomery

Title:	President

Date:

Prudential Annuities Distributors, Inc.
Distributor Name		FINRA CRD Number
(Please Print or Type)

Address

City:	State	Zip Code

Phone:	Fax:

By:	/s/ Rodney Allain
Authorized Signature

President
Title

Rodney Allain
Print Name or Type Name

Dated

EXHIBIT A

SEPARATE ACCOUNTS AND CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Form Number Funded by Separate Account

P-OC/IND(5/14) P-OB/IND(5/14)

PORTFOLIOS

Class 2 Shares of the JPMorgan Insurance Trust Income Builder Portfolio